Exhibit 10.13

June 11, 2009

Miguel Fernandez de Castro
Chief Financial Officer
ExamWorks, Inc
3280 Peachtree Road
Suite 2625
Atlanta, GA 30305

Re: Consulting Services

Dear Mr. Fernandez de Castro:

This will confirm the understanding and agreement (the “Agreement”) between ExamWorks, Inc. (“ExamWorks”) and RedRidge Finance Group, LLC (“RRFG”) in connection with RRFG’s financial advisory services to ExamWorks and with the objectives and tasks set forth below.

1.	Engagement: To assist ExamWorks to obtain additional financing to better serve ExamWorks’ acquisition strategy (the “Engagement”).

2.

Tasks: Determine potential debt financing strategies and potential debt providers and assist in negotiating successful financing for ExamWorks to obtain additional debt financing for its acquisition needs initially totaling $20 million in commitments with an additional $20 million in commitments to follow, which financing shall be in addition to the existing Bank of America facility and on terms that are acceptable to Bank of America and ExamWorks in their sole discretion.

3.	Work Product: Our work product will consist of:

	i.	Services described above.

	ii.	Information to be discussed with ExamWorks, as appropriate.

4.

Staffing: Randolph Abrahams; John Ross; Brian Bastedo; Chad Ward, will be the persons responsible for the Engagement. They may also be assisted by other professionals of RRFG who possess a wide range of skills and abilities relevant to the Engagement. RRFG and its professionals involved in the Engagement shall be independent contractors, shall be considered to be RRFG staff for the purposes of the Engagement, and shall not be considered or deemed to be officers or employees of ExamWorks.

RedRidge Finance Group, LLC ▪ 200 S. Wacker Drive Suite 3100 ▪ Chicago, IL 60606 ▪ 312-674-4596

5.	Compensation: In exchange for the services rendered by RRFG hereunder, RRFG shall be compensated as follows:

	i.	Upon the execution of this Agreement, ExamWorks shall pay RRFG a non-refundable initial retainer of $15,000 (the “Retainer”).

ii.

Upon the acceptance by ExamWorks (in ExamWorks’ sole discretion) of a commitment letter by a prospective lender resulting from RRFG’s services, ExamWorks shall pay RRFG a non-refundable fee of $15,000 (the “Proposal Fee”).

iii.

ExamWorks shall pay RRFG service fees equal to the lesser of (a) 2% of the total additional commitments resulting from RRFG’s services, and (b) 3% of the total additional commitments resulting from RRFG’s services less the amount of any commitment fees paid to the new lender. Such service fees shall be reduced by the amount of the Retainer and the Proposal Fee and shall be deemed fully earned upon the closing of a new credit facility.

6.

Acceptance. ExamWorks may, in its sole discretion, accept, enter into or otherwise agree to any financing relationship, commitment or other opportunity presented by RRFG; provided that in no event shall ExamWorks be obligated to accept, enter into or otherwise agree to any such financing relationship, commitment or other opportunity, and ExamWorks shall not be obligated to pay any fees to RRFG (other than the Retainer and the Proposal Fee) unless and until the closing of a credit facility occurs, in accordance with Section 5(iii).

7.

Confidentiality: RRFG agrees to keep confidential any information of a non-public nature relating to ExamWorks businesses that RRFG may gain or develop in the course of its engagement by ExamWorks. RRFG agrees that neither it nor its officers, members, principals, affiliates, independent contractors and their respective directors, officers, agents and employees or attorneys (the “Confidential Parties”) will disclose to any other person or entity, except to agents of ExamWorks, or use for any purpose other than as specified herein, any information pertaining to ExamWorks or any affiliate thereof which is either non-public, confidential or proprietary in nature (“Information”) which it obtains or is given access to during the performance of the services provided for hereunder. With the prior consent of ExamWorks, RRFG may, however, make reasonable disclosure of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, for purposes of this Agreement, the Information does not include information which (a) is generally available to the public other than as a result of a disclosure by the Confidential Parties, (b) was available to the Confidential Parties on a non-confidential basis prior to its disclosure to the Confidential Parties pursuant to this Agreement, (c) becomes available to the Confidential Parties on a non-confidential basis from a source other than ExamWorks, provided that the source is not bound by a confidentiality agreement with, or other obligation of confidentiality to ExamWorks. Upon termination of this Agreement, RRFG shall return to ExamWorks or destroy all materials of a non-public nature received from ExamWorks in the course of the engagement (other than RRFG’s work product), and shall either deliver to ExamWorks or destroy any copies thereof that it may have made or received.

Should the Confidential Parties be requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, court order or other process issued by a court of competent jurisdiction or any federal or state agency or administrative review board to which the Confidential Parties are or may be subject, to disclose any or all of the Information, the Confidential Parties will promptly provide written notice of same to ExamWorks so that ExamWorks may seek a protective order or other appropriate remedy. In no event will Confidential Parties disclose more than that portion of the Information that is legally required, and the Confidential Parties shall cooperate with ExamWorks, at ExamWorks’ expense, in its effort to obtain a protective order or other assurance that the Information will not be disclosed, or, if it is disclosed, will be disclosed in such a manner as to limit to the greatest extent possible the number of persons who are granted access to the Information.

The obligations contained in this Section 7 shall survive, with respect to trade secrets, indefinitely, until such trade secrets cease to become trade secrets under applicable laws, and with respect to all other Information, for a period of five (5) years following the termination or expiration of this Agreement.

8.

Relationship of the Parties: The parties hereto intend that an independent contractor relationship will be created by this Agreement. RRFG and its officers, members, principals, affiliates, subcontractors and their respective directors, officers, agents and employees are not to be considered employees or agents of and are not entitled to any of the benefits that ExamWorks provides for its employees, except as may otherwise be expressly provided for in this Agreement. Neither ExamWorks nor any of its personnel shall be deemed an agent, employee, officer or director of RRFG. Under no circumstances shall ExamWorks or any of its personnel be, or be deemed to be, in control of the operations of RRFG, or to be an owner or operator or acting as a responsible person or controlling person with respect to RRFG.

9.

Term: The term of this Agreement shall begin on the date hereof and shall automatically expire ninety (90) days following the date hereof. Either party may terminate this Agreement upon ten (10) days prior written notice to the other party.

10.

Survival: The obligations of the parties pursuant to Sections 5, 7, and 8 shall survive the termination of the Engagement along with any other section that expressly provides that it shall survive the termination of the Engagement.

11.	Assignability: This Agreement may not be assigned by any party hereto, without the prior written consent of all of the parties hereto.

12.

Entire Agreement: This Agreement incorporates the entire understanding between the parties with respect to its subject matter and supersedes all previous agreements or understandings that might exist or have existed. This Agreement may not be amended or modified, except in writing, executed by the parties hereto.

13.

Non-Binding Mediation and Damages: Any controversy or claim with respect to, in connection with, arising out of, or in any way related to this Agreement or the services provided hereunder shall be submitted first to non-binding mediation in accordance with the dispute resolution procedures set forth as follows:

i.

A dispute shall be submitted to mediation by written notice to the other interested party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator will be designated by the American Arbitration Association (“AAA”) or JAMS/Endispute at the request of a party. Any mediator so designated must be acceptable to all parties.

ii.

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

iii.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcription shall be made of the mediation proceedings.

	iv.	Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

	v.	If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and be binding on the parties to the fullest extent permitted by law.

vi.

Should mediation not be successful, then any controversy or claim with respect to, in connection with, arising out of, or in any way related to this Agreement or the services provided hereunder shall be resolved by a federal court having jurisdiction over such controversy or claim. The parties hereto hereby consent to the jurisdiction and venue of the Federal District Court for the Northern District of Illinois. The parties to this Agreement, and any and all successors and assigns thereof, hereby waive trial by jury, such waiver being informed and freely made. The foregoing is binding upon the parties to this Agreement and any and all successors, affiliates and assigns and thereof.

As to the services that ExamWorks has requested and RRFG has agreed to provide as set forth in this Agreement, the total aggregate liability of RRFG under this Agreement to ExamWorks and its successors and assigns, whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, shall be limited to the actual damages incurred by ExamWorks or its successors or assigns not to exceed any amount actually paid by ExamWorks to RRFG hereunder. In no event will RRFG or any of its affiliates be liable to ExamWorks or its successors or assigns for consequential, incidental, indirect, punitive, or special damages, including loss of profits, data, business, or goodwill (collectively, “Excluded Damages”), regardless of whether Excluded Damages or liability is based upon breach of contract, tort, failure of essential purpose or any other basis, even if advised of the likelihood of such damages. Notwithstanding the foregoing, the limitations on liability contained herein shall not apply to any claim, action or liability arising or resulting from a breach by RRFG of Section 7 (Confidentiality), or the fraud, negligence or intentional misconduct of RRFG.

14.	Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of laws.

15.

Severability: Any provision of this Agreement that shall be determined to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

16.

Notices: All notices required or permitted to be delivered under this Agreement shall be in writing and shall be sent to the addresses set forth below or to such other name, address or facsimile number as each party may provide by like notice to the other parties in writing. All notices under this Agreement shall be deemed delivered (a) upon confirmation of receipt of a facsimile transmission or (b) confirmed delivery by a standard overnight carrier or by hand, addressed to the respective parties at the following addresses:

If to RRFG, to:

Randolph Abrahams
RedRidge Finance Group, LLC
200 S. Wacker Drive
Suite 3100
Chicago, Illinois 60606
Tel: (312) 674-4547

If to ExamWorks, to:

Miguel Fernandez de Castro
Chief Financial Officer
ExamWorks, Inc
3280 Peachtree Road
Suite 2625
Atlanta, GA 30305

Please confirm that the foregoing is in accordance with our understanding by signing below.

Very Truly Yours,

REDRIDGE FINANCE GROUP, LLC

By:	/s/ Randolph Abrahams

Randolph Abrahams, President & CEO

Accepted and agreed as of
    June 11     , 2009

ExamWorks, Inc.

By:	/s/ J. Miguel Fernandez de Castro

Name:	J. Miguel Fernandez de Castro

Its:	SVP & CFO

EXAMWORKS LETTERHEAD

December 11, 2009

Mr. James K. Price
4418 Club Drive
Atlanta, GA 30319

Mr. Richard E. Perlman
655 Madison Avenue, 23rd Floor
New York, N.Y. 10065

Mr. Randolph T. Abrahams
RedRidge Finance Group, LLC
200 South Wacker Drive, Suite 3100
Chicago, IL 60606

Re:	Engagement Letter dated June 11, 2009 between ExamWorks, Inc. (“ExamWorks”) and RedRidge Finance Group, LLC (“RedRidge”) (the “Engagement Letter”)

Gentlemen:

The purpose of this letter is to document our agreement with respect to the fee due RedRidge under the Engagement Letter and related matters.

Upon the closing of the proposed Loan and Security Agreement by and among ExamWorks, Fifth Third Bank and Bank of America on terms consistent with the Fifth Third Commitment Letter dated November 5, 2009, ExamWorks will pay RedRidge the amount of Five Hundred Thousand Dollars ($500,000), less Retainer and Proposal Fees of Thirty Thousand Dollars ($30,000) in the aggregate, which RedRidge hereby acknowledges have already been paid (the “Fee”). As set forth in the Engagement Letter, the Fee amount represents the lesser of two percent (2%) of the total additional commitments resulting from RedRidge’s services (i.e., $35 million) and three percent (3%) of such additional commitments less the amount of commitment or closing fees paid.

Richard Perlman and Jim Price, through P&P Investment, LLC (“P&P”), currently own thirty-three percent (33%) of the membership interests in RedRidge. Although not necessary or required, Richard and Jim have agreed, on behalf of P&P and in order to avoid even the appearance of conflict or impropriety with respect to the Engagement Letter, to waive any direct or indirect right P&P has to any portion of the Fee as a member of RedRidge pursuant to RedRidge’s Amended and Restated Operating Agreement (the “Operating Agreement”). To effectuate the intent of the preceding sentence, RedRidge and P&P hereby agree that the amount of the Fee, less any portion of the Fee due employees of RedRidge, shall be paid by RedRidge to Randolph T. Abrahams as a RedRidge member guaranteed payment for all purposes under the Operating Agreement.

Please evidence your agreement to the foregoing by signing where indicated below.

Very truly yours,

EXAMWORKS, INC.

By:	/s/ Miguel Fernandez de Castro

Miguel Fernandez de Castro
Chief Financial Officer

Agreed and Accepted:

REDRIDGE FINANCE GROUP, LLC

By:	/s/ Randolph T. Abrahams

Randolph T. Abrahams
Chief Executive Officer

P&P INVESTMENT, LLC

By:	/s/ Richard E. Perlman

Richard E. Perlman
Manager

By:	/s/ James K. Price

James K. Price
Manager

/s/ Richard E. Perlman

Richard E. Perlman

/s/ James K. Price

James K. Price

June 11, 2010

Mr. James K. Price
4418 Club Drive
Atlanta, GA 30319

Mr. Richard E. Perlman
655 Madison Avenue, 23rd Floor
New York, N.Y. 10065

Mr. Randolph T. Abrahams
RedRidge Finance Group, LLC
200 South Wacker Drive, Suite 3100
Chicago, IL 60606

Re:	Increase to Existing Credit

Gentlemen:

The purpose of this letter is to document our agreement with respect to the fee due RedRidge in connection with the potential increase of Exam Works’ existing credit facility as a result of GE Capital’s potential of $40 million.

ExamWorks had previously agreed, by email dated February 25, 2010, to pay RedRidge 1% on additional commitments other than from Fifth Third Bank or Bank of America. As a result, upon the execution and delivery by GE Capital, Fifth Third Band and Bank of America of an amendment to the existing facility pursuant to which GE Capital agrees to lend $40 million under the terms and conditions of the facility as agreed to by the parties thereto, ExamWorks will pay RedRidge a fee of 1% of the amount committed by GE Capital at closing (the “Fee”).

Richard Perlman and Jim Price, through P&P Investment, LLC (“P&P”), currently own thirty-three percent (33%) of the membership interests in RedRidge. Although not necessary or required, Richard and Jim have agreed, on behalf of P&P and in order to avoid even the appearance of conflict or impropriety with respect to the Fee and RedRidge’s work for ExamWorks in connection with its financing needs, to waive any direct or indirect right P&P has to any portion of the Fee as a member of RedRidge pursuant to RedRidge’s Amended and Restated Operating Agreement (the “Operating Agreement”). To effectuate the intent of the preceding sentence, RedRidge and P&P hereby agree that the amount of the Fee, less any portion of the Fee due employees of RedRidge, shall be paid by RedRidge to Randolph T. Abrahams as a RedRidge member guaranteed payment for all purposes under the Operating Agreement.

Please evidence your agreement to the foregoing by signing where indicated below.

Very truly yours,

EXAMWORKS, INC.

By:	/s/ Miguel Fernandez de Castro

Miguel Fernandez de Castro
Chief Financial Officer

Agreed and Accepted:

REDRIDGE FINANCE GROUP, LLC

By:	/s/ Randolph T. Abrahams

Randolph T. Abrahams
Chief Executive Officer

P&P INVESTMENT, LLC

By:	/s/ Richard E. Perlman

Richard E. Perlman
Manager

By:	/s/ James K. Price

James K. Price
Manager

/s/ Richard E. Perlman

Richard E. Perlman

/s/ James K. Price

James K. Price